Archer Daniels Midland Company 4666 Faries Parkway Decatur, Il 62526
News Release

FOR IMMEDIATE RELEASE                                                                                         October 29, 2004

ARCHER DANIELS MIDLAND REPORTS FIRST QUARTER RESULTS

Decatur, IL — October 29, 2004 — Archer Daniels Midland (NYSE: ADM)

t	Net earnings for the quarter ended September 30, 2004 increased 77 % to $ 266 million - $ .41 per share from $ 150 million - $ .23 per share last year.
t	First quarter segment operating profit increased 14 % to $ 339 million from $ 297 million last year.
·	Oilseeds Processing earnings increased on improved processing results in North America and Europe.
·	Corn Processing earnings declined as improved Bioproducts results were offset by the impact of higher net corn costs.
·	Agricultural Services earnings increased on improved North American origination and transportation results.
·	Other segment operating earnings increased from improved Food and Feed Ingredients results. Financial earnings from our private equity funds declined.

s Financial Highlights
(Amounts in thousands, except per share data and percentages)
	THREE MONTHS ENDED
	9/30/2004	9/30/2003	% CHANGE
Net sales and other operating income	$8,972,411	$7,967,902	13%
Segment operating profit	$338,672	$296,575	14%
Net earnings	$266,297	$150,181	77%
Earnings per share	$0.41	$0.23	78%
Average number of shares outstanding	652,325	645,132	1%

“Record harvests in North America are nearly complete. Reduced prices for grain and oilseeds improved the Company’s liquidity and contributed to the continuation of strong operating results. Our management team continues to enhance the capabilities of our global network to build long-term shareholder value.”

G. Allen Andreas, Chairman and Chief Executive

Archer Daniels Midland

Discussion of Operations

Net earnings for the quarter ended September 30, 2004 were $ 266 million, equal to $ .41 per share, compared to $ 150 million, equal to $ .23 per share last year, an increase of 77%.

Segment operating profit for the quarter ended September 30, 2004 increased $ 42 million to $ 339 million as operating profit improvements were realized in all major segments except the Corn Processing segment. Oilseeds Processing operating earnings increased to $ 91 million from $ 68 million last year as improved North American and European operating results were partially offset by decreased operating results in our Asian operations. Corn Processing operating earnings declined to $ 103 million from $ 107 million last year. Bioproducts results improved to $ 48 million from $ 18 million last year as higher ethanol and feed ingredient bioproduct selling prices more than offset higher net corn costs. Sweeteners and Starches were negatively impacted by higher net corn costs resulting in earnings of $ 55 million compared to earnings of $ 89 million last year. Agricultural Services operating earnings increased to $ 51 million from $ 43 million last year as improvements in North American origination and transportation operating results more than offset a decline from the prior year’s strong global grain merchandising results. Other segment operating earnings increased to $ 93 million from $ 79 million last year. Food and Feed Ingredient earnings increased $ 29 million to $ 89 million due to improved operating results of our Cocoa operations and improved earnings of the GRUMA corn flour venture. Financial operations declined $ 15 million primarily due to a decrease in results of our private equity fund investments. For the quarter, Corporate improved to $ 47 million of income this year from $ 79 million of expense last year due primarily to a $ 116 million credit from the effect of changing commodity prices on LIFO inventory valuations compared to a LIFO charge of $ 8 million last year.

Conference Call Information
Archer Daniels Midland will host a conference call and audio Web cast to discuss first quarter results at 10:00 a.m. Central Daylight Time on October 29, 2004. To listen by phone, dial 888-639-3004 or 706-679-8315, no access code is required. Digital replay of the call will be available on October 29, 2004 approximately 2 hours after the call and ending on November 8, 2004 at 10:59 p.m. CST. To access this replay, dial 800-642-1687 or 706-645-9291 and enter access code: 1032038. To listen to a live broadcast via the Internet go to: http://www.admworld.com/webcast/. A replay of the Web cast will be available for 10 days on the www.admworld.com Web site.

Archer Daniels Midland Company (ADM) is a world leader in agricultural processing. ADM is one of the world's largest processors of soybeans, corn, wheat and cocoa. ADM is also a leader in the production of soy meal and oil, ethanol, corn sweeteners and flour. In addition, ADM produces value-added food and feed ingredients. Headquartered in Decatur, Illinois, ADM has over 26,000 employees, more than 250 processing plants and net sales for the fiscal year ended June 30, 2004 of $36.2 billion. Additional information can be found on ADM's Web site at http://www.admworld.com.

Contacts:
Brian Peterson	Dwight Grimestad
Senior Vice President, Corporate Affairs	Vice President, Investor Relations
217/424-5413	217/424-4586

(Financial Tables Follow)

October 29, 2004

ARCHER DANIELS MIDLAND COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)
	Three months ended
	September 30,
	2004	2003
	(in thousands, except per share amounts)

Net sales and other operating income	$8,972,411	$7,967,902
Cost of products sold	8,308,979	7,514,148
Gross profit	663,432	453,754
Selling, general and administrative expenses	251,509	231,796
Other expense - net	25,986	4,304
Earnings before income taxes	385,937	217,654
Income taxes	119,640	67,473
Net earnings	$266,297	$150,181

Basic and diluted earnings per common share	$0.41	$0.23
Average number of shares outstanding	652,325	645,132

Other expense - net consists of:
Interest expense	$79,049	$83,044
Investment income	(30,835)	(28,301)
Net (gain) on marketable securities transactions	(7)	(1,092)
Equity in (earnings) of unconsolidated affiliates	(20,893)	(43,294)
Other - net	(1,328)	(6,053)
	$25,986	$4,304

Operating profit by segment is as follows:
Oilseeds Processing	$91,273	$67,830
Corn Processing
Sweeteners and Starches	54,880	88,860
Bioproducts	48,193	18,437
Total Corn Processing	103,073	107,297
Agricultural Services	51,272	42,849
Other
Food and Feed Ingredients	89,239	59,998
Financial	3,815	18,601
Total Other	93,054	78,599
Total segment operating profit	338,672	296,575
Corporate	47,265	(78,921)
Earnings before income taxes	$385,937	$217,654

October 29, 2004

ARCHER DANIELS MIDLAND COMPANY
SUMMARY OF FINANCIAL CONDITION
(unaudited)
	September 30, 2004	June 30, 2004
	(in thousands)
NET INVESTMENT IN
Working capital	$4,872,121	$5,520,066
Property, plant, and equipment	5,239,996	5,254,738
Investments in and advances to affiliates	1,883,017	1,832,619
Long-term marketable securities	1,134,320	1,161,388
Other non current assets	781,737	781,080
	$13,911,191	$14,549,891

FINANCED BY
Short-term debt	$957,799	$1,770,512
Long-term debt, including current maturites	3,888,850	3,900,670
Deferred liabilities	1,161,086	1,180,493
Shareholders' equity	7,903,456	7,698,216
	$13,911,191	$14,549,891

SUMMARY OF CASH FLOWS
(unaudited)
	Three Months Ended
	September 30,
	2004	2003
	(in thousands)
Operating activities
Net earnings	$266,297	$150,181
Depreciation	167,447	166,133
Other	76,556	(40,681)
Changes in operating assets and liabilities	488,919	(119,492)
Total Operating Activities	999,219	156,141
Investing Activities
Purchases of property, plant and equipment	(141,993)	(108,602)
Net assets of businesses acquired	(6,797)	(53,015)
Other investing activities	(6,205)	151,273
Total Investing Activities	(154,995)	(10,344)
Financing Activities
Long-term borrowings	132	2,646
Long-term debt payments	(15,835)	(15,441)
Net payments under lines of credit	(817,804)	(91,040)
Purchases of treasury stock	(16)	(3,969)
Cash dividends	(49,029)	(38,842)
Proceeds from exercises of stock options	5,345	1,872
Total Financing Activities	(877,207)	(144,774)
Increase (decrease) in cash and cash equivalents	(32,983)	1,023
Cash and cash equivalents beginning of period	540,207	764,959
Cash and cash equivalents end of period	$507,224	$765,982